Exhibit 99.1

FOR IMMEDIATE RELEASE April 22, 2004

ROCHESTER MEDICAL REPORTS SECOND QUARTER RESULTS

Stewartville, April 22, 2004 – Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its second quarter ending March 31, 2004.

The Company reported sales of $3,811,000 for the quarter compared to $3,718,000 for the second quarter of last year. It also reported net income of $139,000 or $.03 per share compared to a net income of $142,000 or $.03 per share for the second quarter of last year. The approximately 3% increase in revenues resulted from a 7% increase in sales of Rochester Medical Brand Products offset by a slight decrease in Private Label Sales. Net income declined slightly, however, due to a decrease in interest income, primarily from lower interest rates that offset the approximately $20,000 of increased operating revenue.

“It was a solid quarter,” said Anthony J. Conway, Company CEO and President, “We continue to grow, and we are working hard to accelerate that growth. We have achieved some significant accomplishments this quarter which will help ensure future success. Our Rochester Medical branded Hydrophilic Intermittent Catheter is being well received in the U.S., and it is currently being introduced into the major worldwide medical markets by a strategic private label marketing partner. The Hydrophilic Intermittent Catheter is the only intermittent catheter that combines the advantages of silicone with hydrophilic properties. We have also entered into an agreement with Health Sales Consultants Inc., a small specialized independent sales group that will focus on selling Rochester Medical brand products in the New York and New Jersey markets.

“We remain committed to developing and marketing the best urological catheters available. To that end, we recently submitted a patent application for an improved silicone Foley catheter which offers significant additional reasons for hospitals to use silicone catheters instead of latex catheters when catheterizing their patients. Latex Foleys currently dominate the market. The new Foley will be available in both Anti-Infection and standard versions. We also plan to introduce important new intermittent technology that is now in regulatory review.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of gaining acceptance of the anti- infection catheters and hydrophilic catheters in the marketplace, the uncertainty of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, as well as other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual report on Form 10-K (Part II, Item 6) for the year ended September 30, 2003.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical brand and under private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. Rochester Medical is available on its website at http://www.rocm.com.

Results of Operations

The following table sets forth, for the fiscal periods indicated, certain items from the statements of operations of the Company expressed as a percentage of net sales.

	Three Months		Six Months
	Ended		Ended
	March 31,		March 31,
	2003	2002	2003	2002
Total Net Sales	100%	100%	100%	100%
Cost of Sales	65%	64%	65%	65%

Gross Margin	35%	36%	35%	35%
Operating Expenses
Marketing and Selling	13%	14%	14%	15%
Research and Development	5%	6%	5%	6%
General and Administrative	14%	14%	14%	13%

Total Operating Expenses	32%	33%	33%	33%
Income/(Loss) From Operations	3%	3%	2%	2%
Interest Income (Expense) Net	1%	1%	0%	1%

Net Income/(Loss)	4%	4%	3%	3%

Rochester Medical Corporation
Press Release — F04 Second Quarter

Condensed Balance Sheets

	March 31,	September 30,
	2004	2003
Assets
Current Assets
Cash and equivalents	$2,347,907	$1,764,499
Marketable securities	4,259,268	4,201,736
Accounts receivable	1,958,545	2,454,310
Inventories	3,745,019	3,542,619
Prepaid expenses and other assets	415,112	272,245

Total current assets	12,725,851	12,235,409
Property and equipment	8,225,437	8,663,662
Intangible assets	231,922	225,597

	$21,183,210	$21,124,668

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$690,410	$507,580
Accrued expenses	835,526	1,098,578
Short-term debt	34,000	34,000
Current Maturities of Capital Leases	36,569	40,263
Deferred revenue	157,143	157,143

Total current liabilities	1,753,648	1,837,564
Long-term debt
Long term debt	102,000	102,000
Capital leases, less current portion	122,884	164,806
Deferred revenue	800,000	878,571

Total long term debt	1,024,884	1,145,377
Stockholders’ equity	18,404,678	18,141,727

	$21,183,210	$21,124,668

Rochester Medical Corporation
Press Release — F04 Second Quarter

Summary Statements Of Operations

	Three months ended		Six months ended
	March 31,		March 31,
	2004	2003	2004	2003
Sales	$3,811,179	$3,718,203	$7,159,653	$7,256,860
Cost of sales	2,466,368	2,374,590	4,620,073	4,714,429

Gross profit	1,344,811	1,343,613	2,539,580	2,542,431
Gross profit %	35%	36%	35%	35%
Costs and expense:
Marketing and selling	496,860	526,890	1,007,525	1,077,928
Research and development	192,135	213,089	368,906	419,972
General and administrative	537,065	504,319	993,646	926,683

Total operating expenses	1,226,060	1,244,298	2,370,077	2,424,583

Income/(Loss) from operations	118,751	99,315	169,503	117,848
Other income (expense) Interest income — Net	20,614	42,255	33,450	84,880

Net Income/(Loss)	$139,365	$141,570	$202,953	$202,728

Earnings per common share — Basic	$0.03	$0.03	$0.04	$0.04

Earnings per common share — Diluted	$0.02	$0.03	$0.04	$0.04

Shares in per share computation Basic	5,432,905	5,361,008	5,430,292	5,345,826

Shares in per share computation Diluted	5,690,661	5,619,962	5,709,594	5,572,935